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CONSENT OF INDEPENDENT AUDITORS


We consent to the use in this Post-Effective Amendment No. 23 to Registration Statement No. 2-71558 of Active Assets Government Securities Trust on Form N-1A of our reports dated August 7, 2000, appearing in the Prospectus and Statement of Additional Information of Active Assets Money Trust, Active Assets Tax-Free Trust, Active Assets California Tax-Free Trust and Active Assets Government Securities Trust, and to the references to us under the captions "Financial Highlights" in the Prospectus and "Custodian and Independent Accountants" and "Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
August 24, 2000